Exhibit 99.1

Media Contact:

Elliot Fox

W2O Group

212.257.6724

efox@w2ogroup.com

Investor Contact:

Mindy Lowe

Esperion Therapeutics, Inc.

734.887.3903

mlowe@esperion.com

Esperion Therapeutics Announces Positive Top-Line Phase 2b Results for ETC-1002 Added to Stable Statin Therapy in Patients with Hypercholesterolemia

-   ETC-1002-009 study meets primary endpoint   -

-   LDL-cholesterol lowering significantly greater than placebo   -

-   ETC-1002 observed to be safe and well-tolerated   -

Conference Call and Webcast on Tuesday, March 17, 2015 at 8:00 a.m. Eastern Time

Ann Arbor, Mich., — (March 17, 2015) — Esperion Therapeutics, Inc. (NASDAQ: ESPR), an emerging pharmaceutical company focused on developing and commercializing first-in-class, oral low-density lipoprotein cholesterol (LDL-cholesterol) lowering therapies for the treatment of hypercholesterolemia and other cardiometabolic risk markers, today announced positive top-line results from ETC-1002-009, a Phase 2b study evaluating the efficacy and safety of ETC-1002 (bempedoic acid) compared with placebo in patients with hypercholesterolemia on stable statin therapy.

Top-line results showed the 12-week study met its primary endpoint of greater LDL-cholesterol lowering from baseline with ETC-1002 compared with placebo. ETC-1002-treated patients achieved 17 and 24 percent incremental reductions in LDL-cholesterol at doses of 120 mg and 180 mg, respectively, compared with patients on stable statin therapy alone. These reductions were significantly different from placebo (p=.0055 and p<.0001, respectively), occurred within the first two weeks of initiating therapy, and continued throughout the treatment period.

Consistent with prior studies, ETC-1002 demonstrated reductions of up to 30 percent in high-sensitivity C-reactive protein (hsCRP), an important marker of inflammation in coronary disease.

“Many patients with hypercholesterolemia still have elevated LDL-cholesterol levels despite being on statin therapy, and are often unable to tolerate the statin doses necessary to achieve optimal LDL-cholesterol lowering,” said Tim M. Mayleben, president and chief executive officer of Esperion. “ETC-1002 has once again demonstrated impressive incremental LDL-cholesterol lowering.  Importantly, ETC-1002 was observed to be safe and well-tolerated when added to stable statin therapy, and may be an appropriate addition to existing therapy in these patients.”

ETC-1002 produced no increases in muscle-related adverse events (AEs). There was one reported serious adverse event (SAE) in the ETC-1002 treatment arms, which was not drug-related. Discontinuation rates were low overall and lower in ETC-1002-treated patients than those seen in placebo, and were not muscle-related.

“We are encouraged by these results, not only because ETC-1002 demonstrated clinically meaningful reductions in LDL-cholesterol in this population, but because they are consistent with our previous studies,” said Mayleben. “With the continued attractive safety and tolerability profile, this Phase 3-enabling study reinforces the potential for ETC-1002 to provide a once-daily, oral treatment option for a broad range of patients with hypercholesterolemia, including those with uncontrolled LDL-cholesterol levels despite stable statin therapy.”

ETC-1002-009 Design

The 12-week, multicenter, randomized, double-blind, placebo-controlled, parallel group Phase 2b study evaluated the efficacy and safety of ETC-1002 versus placebo when added to stable statin therapy in patients with hypercholesterolemia. Secondary objectives were to characterize the dose response; assess the effect of ETC-1002 on additional lipid and cardiometabolic risk markers, including hsCRP; characterize the safety and tolerability of ETC-1002; and qualitatively assess pharmacokinetic plasma trough concentrations.  A total of 134 patients with hypercholesterolemia were washed out of any lipid-regulating therapies, except atorvastatin, simvastatin, rosuvastatin, or pravastatin. Forty-three* patients received ETC-1002 120 mg; 45 patients received ETC-1002 180 mg; 45 patients received placebo.

*One patient was randomized but did not receive study drug.

ETC-1002-009 Results

ETC-1002-treated patients achieved LDL-cholesterol lowering of up to an additional twenty-four (24) percent at 12 weeks compared with four (4) percent in the placebo group. Levels of hsCRP were reduced by up to thirty (30) percent with ETC-1002. ETC-1002 was safe and well tolerated, with no muscle-related AEs or ETC-1002-related SAEs.

Percent Change From Baseline to Week 12 Endpoint

hsCRP Nonparametric Analysis

Conference Call and Webcast Details

The Esperion management team will host a conference call and webcast today at 8:00 a.m. Eastern Time (ET) to discuss these results. The live event will be accessible on the investor relations section of the Esperion website at www.esperion.com, or by calling (877) 831-3840 (domestic) or (253) 237-1184 (international). The access code is 4415939. A replay of the event will be available approximately one hour after completion and will be archived on the Company’s website for approximately 90 days following the event.

Esperion’s Commitment to Cardiometabolic Disease

Esperion is committed to improving the lives of patients with cardiometabolic diseases. The Esperion team leverages its understanding of, and experience with, key biological pathways to discover and develop innovative therapies for the treatment of patients with hypercholesterolemia who have uncontrolled cholesterol levels despite the use of currently available therapies. Esperion has assembled a portfolio of programs including one product candidate in late-stage clinical evaluation (ETC-1002) and two preclinical product candidates.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is an emerging pharmaceutical company focused on developing and commercializing first-in-class, oral, LDL-cholesterol lowering therapies for the treatment of patients with hypercholesterolemia and other cardiometabolic risk markers. ETC-1002, Esperion’s lead product candidate, is a first-in-class, orally available, once-daily small molecule designed to lower LDL-cholesterol levels and avoid the side effects associated with therapies currently available for lowering LDL-cholesterol. ETC-1002 is being developed primarily for patients with hypercholesterolemia and a history of statin intolerance. For more information, please visit www.esperion.com and follow us on Twitter at https://twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of,

and clinical development plan for, ETC-1002. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the risk that positive results from a clinical study of ETC-1002 may not necessarily be predictive of the results of future clinical studies, particularly in different or larger patient populations, or the risk that other unanticipated developments could interfere with the development (and commercialization) of ETC-1002, as well as other risks detailed in Esperion’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.